HanesBrands
1000 East Hanes Mill Road
Winston-Salem, NC 27105
(336) 519-8080

news release

FOR IMMEDIATE RELEASE

News Media, contact:	Matt Hall, (336) 519-3386

Analysts and Investors, contact:	T.C. Robillard, (336) 519-2115

HANESBRANDS REAFFIRMS 2015 GUIDANCE IN CONJUNCTION WITH PARTICIPATION AT GOLDMAN SACHS GLOBAL RETAILING CONFERENCE

Hanes Reaffirms Full-Year 2015 Financial Guidance Provided in July with Second-Quarter 2015 Results

WINSTON-SALEM, N.C. (Sept. 9, 2015) - HanesBrands (NYSE:HBI), a leading marketer of everyday basic apparel under world-class brands in the Americas, Europe and Asia, announced that it is reaffirming its 2015 financial guidance in conjunction with its scheduled investor meetings and investor conference webcast today at the Goldman Sachs Global Retailing Conference in New York City.

Hanes reaffirmed all of its full-year 2015 guidance issued July 30, 2015, with second-quarter results. Included in its guidance are expectations for net sales of slightly less than $5.9 billion, adjusted operating profit of approximately $855 million to $875 million, adjusted earnings per diluted share of approximately $1.61 to $1.66, and net cash from operating activities of approximately $550 million. As communicated in July, any potential effect that share repurchases may have on EPS results are not included in the company’s full-year guidance. (Adjusted operating profit and adjusted EPS exclude pretax charges related to acquisitions and other actions. See GAAP reconciliation section below for additional details.)

“Our guidance reflects solid double-digit growth expectations for sales, profit and EPS over 2014 results,” Hanes Chairman and Chief Executive Officer Richard A. Noll said. “We continue to track to our expectations for the year and the underlying assumptions for our full-year guidance remain in place.”

Hanes began repurchasing company stock in the open market in the third quarter under its previously announced share repurchase program and will report its repurchasing activity when announcing third-quarter results.

In addition to meeting with investors today, Noll and company Chief Financial Officer Richard D. Moss will participate in a live webcast of a Goldman Sachs conference session, including moderated questions and answers. The live audio webcast will air from 8:05 to 8:45 a.m. EDT and may be accessed on the investors page of the company’s corporate website, www.Hanes.com/investors. A webcast archive will be available for six months on the website.

HanesBrands Reaffirms 2015 Guidance in Conjunction with Participation at Goldman Sachs Global Retailing Conference - Page 2

Note on Adjusted Measures and Reconciliation to GAAP Measures

Adjusted operating profit and adjusted EPS are not generally accepted accounting principle measures. Adjusted EPS is defined as diluted EPS excluding actions and the tax effect on actions. Adjusted operating profit is defined as operating profit excluding actions.

For 2015 guidance, Hanes estimates pretax charges for acquisition, integration and other actions to be approximately $240 million or more, but actual charges could vary significantly. The company believes guidance for adjusted EPS and adjusted operating profit provides investors with an additional means of analyzing the company’s performance absent the effect of acquisition-related expenses and other actions.

On a GAAP basis, full-year 2015 diluted EPS will vary depending on actual performance, charges and tax rate. GAAP diluted EPS could be in the range of $1.10 to $1.14. GAAP operating profit for 2015 could be in the range of $615 million to $635 million.

Cautionary Statement Concerning Forward-Looking Statements

This press release contains certain “forward-looking statements,” as defined under U.S. federal securities laws, with respect to our long-term goals and trends associated with our business, as well as guidance as to future performance. In particular, among others, statements concerning full-year 2015 financial guidance are forward-looking statements. These forward-looking statements are based on our current intent, beliefs, plans and expectations. Readers are cautioned not to place any undue reliance on any forward-looking statements. Forward-looking statements necessarily involve risks and uncertainties, many of which are outside of our control, that could cause actual results to differ materially from such statements and from our historical results and experience. These risks and uncertainties include such things as: the highly competitive and evolving nature of the industry in which we compete; the failure of businesses we acquire to perform to expectations; legal, regulatory, political and economic risks associated with our operations in international markets, including the risk of significant fluctuations in foreign exchange rates; the loss or interruption of services of a member of our senior management team; the accuracy of the estimates and assumptions on which our financial statement projections are based; any inadequacy, interruption, integration failure or security failure with respect to our information technology; the impact of significant fluctuations and volatility in various input costs, such as cotton and oil-related materials, utilities, freight and wages; current economic conditions, including consumer spending levels and the price elasticity of our products; unanticipated business disruptions or the loss of one or more suppliers in our global supply chain; and other risks identified from time to time in our most recent Securities and Exchange Commission reports, including our annual report on Form 10-K and quarterly reports on Form 10-Q, as well as in the investors section of our corporate website at www.Hanes.com/investors. Since it is not possible to predict or identify all of the risks, uncertainties and other factors that may affect future results, the above list should not be considered a complete list. Any forward-looking statement speaks only as of the date on which such statement is made, and HanesBrands undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, other than as required by law.

HanesBrands Reaffirms 2015 Guidance in Conjunction with Participation at Goldman Sachs Global Retailing Conference - Page 3

HanesBrands

HanesBrands, based in Winston-Salem, N.C., is a socially responsible leading marketer of everyday basic innerwear and activewear apparel in the Americas, Europe and Asia under some of the world’s strongest apparel brands, including Hanes, Champion, Playtex, DIM, Bali, Maidenform, Flexees, JMS/Just My Size, Wonderbra, Nur Die/Nur Der, Lovable and Gear for Sports. The company sells T-shirts, bras, panties, shapewear, men’s underwear, children’s underwear, socks, hosiery, and activewear produced in the company’s low-cost global supply chain. A member of the S&P 500 stock index, Hanes has approximately 59,500 employees in more than 35 countries and is ranked No. 490 on the Fortune 500 list of America’s largest companies by sales. Hanes takes pride in its strong reputation for ethical business practices. The company is the only apparel producer to ever be honored for its workplace practices in Central America and the Caribbean by the Great Place to Work Institute. From 2012 through 2015, Hanes has been a U.S. Environmental Protection Agency Energy Star Sustained Excellence Award winner and was a Partner of the Year award winner in 2010 and 2011 - the only apparel company to earn these honors. The company ranks No. 246 on Newsweek magazine’s green rankings of the largest 500 U.S. companies. More information about the company and its corporate social responsibility initiatives, including environmental, social compliance and community improvement achievements, may be found at www.Hanes.com/corporate.

# # #